CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our reports dated November 6, 1998, and to all references to our Firm included in or made a part of this Registration Statement on Form N-1A of the Liberty-Stein Roe Advisor Trust, (comprising the Stein Roe Advisor Growth Stock Fund and Stein Roe Advisor Young Investor Fund).


ARTHUR ANDERSEN LLP


Chicago, Illinois
January 25, 2000